Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Mosaic Company:

We consent to the incorporation by reference in the registration statement (No. 333-142268, 333-120503, 333-120501, and 333-120878) on Form S-8 and on Form S-3 (No. 333-175087) of The Mosaic Company of our report dated July 19, 2011 with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2011 and 2010, and the related consolidated statements of earnings, equity, and cash flows for each of the fiscal years in the three-year period ended May 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of May 31, 2011, which report is incorporated by reference in the May 31, 2011 annual report on Form 10-K of The Mosaic Company.

/s/ KPMG LLP

Minneapolis, Minnesota

July 19, 2011